Exhibit (h)(4)(ii)

AMENDED EXHIBIT A

(Dated: January 20, 2017)

THIS AMENDED EXHIBIT A is Amended Exhibit A to that certain Transfer Agency Services Agreement dated as of February 25, 2009, between BNY Mellon Investment Servicing (US) Inc., formerly, PNC Global Investment Servicing (U.S.) Inc. and the Fund (the “Agreement”).  For all purposes under the Agreement, the terms Fund and Portfolio shall refer to the following, respectively:

Voya Balanced Portfolio, Inc.

Voya Balanced Portfolio

Voya Government Money Market Portfolio

Voya Intermediate Bond Portfolio

Voya Series Fund, Inc.

Voya Corporate Leaders® 100 Fund

Voya Global Multi-Asset Fund

Voya Global Target Payment Fund

Voya Government Money Market Fund

Voya Mid Cap Research Enhanced Index Fund

Voya Small Company Fund

Voya Strategic Allocation Portfolios, Inc.

Voya Strategic Allocation Conservative Portfolio

Voya Strategic Allocation Growth Portfolio

Voya Strategic Allocation Moderate Portfolio

Voya Variable Funds

Voya Growth and Income Portfolio

Voya Variable Portfolios, Inc.

Voya Australia Index Portfolio

Voya Emerging Markets Index Portfolio

Voya Euro STOXX 50® Index Portfolio

Voya FTSE 100 Index® Portfolio

Voya Global Equity Portfolio

Voya Hang Seng Index Portfolio

Voya Index Plus LargeCap Portfolio

Voya Index Plus MidCap Portfolio

Voya Index Plus SmallCap Portfolio

Voya International Index Portfolio

Voya Japan TOPIX Index® Portfolio

Voya Russell™ Large Cap Growth Index Portfolio

Voya Russell™ Large Cap Index Portfolio

Voya Russell™ Large Cap Value Index Portfolio

Voya Russell™ Mid Cap Growth Index Portfolio

Voya Russell™ Mid Cap Index Portfolio

Voya Russell™ Small Cap Index Portfolio

Voya Small Company Portfolio

Voya U.S. Bond Index Portfolio